Exhibit 10.25 to 2008 10-K

SEVERANCE PAY PLAN DOCUMENT

AND SUMMARY PLAN DESCRIPTION

FOR

CONVERGYS CORPORATION SEVERANCE PAY PLAN

This is a combined Plan and Summary Plan Description of the Convergys Corporation Severance Pay Plan (the “Plan”) as approved by the Convergys Corporation Board of Directors on December 9, 2008. It explains if you are eligible to receive severance benefits, and if so, how benefits will be calculated and paid. The Plan becomes effective on the Effective Date, and replaces, unless specifically exempted as of that date any and all prior policies, plans or arrangements (whether written or unwritten) including, but not limited to any change of control agreements, about payments to be made after termination of employment directly by the Employer other than via an Employer retirement plan or arrangement or any individualized arrangements between the Employer and Employee.

The adoption and continuation of the Plan are voluntary on the part of the Company and the Employer and are not intended to create any contract of employment. This Plan is a welfare plan under the Employee Retirement Income Security Act of 1974 (“ERISA”). This Plan shall continue in effect until changed or terminated.

SECTION 1

PURPOSE OF THE PLAN

The purpose of this Plan is to provide financial assistance to employees whose termination is described within the terms and conditions of the Plan. The benefits of this Plan are designed to help terminated Eligible Employees economically during the period immediately following termination and while they seek alternative employment. It is not intended to imply that severance benefits will be offered to any employee whose employment is terminated by voluntary resignation, for Cause as defined by the Plan, by retirement, or for any other circumstance of termination other than as specifically described herein.

SECTION 2

DEFINITIONS

As used in this Plan, the following terms, when capitalized, shall have the meanings given below:

2.1 “Base Pay” shall mean base pay on the Termination Date without regard to commissions, overtime or bonus (unless specifically stated otherwise).

2.2 “Cause” shall mean, in the discretion of the officers of the Employer, a termination that results from a finding that the Employee has: failed to perform in accordance with the specific directives or policies of the Employee’s superiors including but not limited to, excessive absenteeism; violated Employer policies or the Code of Business Conduct; engaged in conduct that reflects poorly on or damages the image of Employer, including, but not limited to dishonesty, neglect of duties, misconduct, theft, destruction of Employer property, fraud, misappropriation, embezzlement, indictment for or conviction of a felony or serious misdemeanor, or engaged in conduct that seriously impairs or can reasonably be expected to seriously impair Employer’s ability to conduct its ordinary business in the usual manner.

2.3 “Change of Control” means the Change of Control definition in the Convergys Corporation long term incentive plan that is Section 409A compliant.

2.4 “Company” means Convergys Corporation, the entity that adopts and controls administration, interpretation and amendments of this Plan to bind all Employers whose Employees are eligible under it.

2.5 “Effective Date” means December 9, 2008.

2.6 “Eligible Employee” shall have the meaning given in Section 3.1.

2.7 “Employee” means any person who works and resides in the United States at the role/level of A or above and is classified by an Employer as an employee for tax reporting of wages (which would not include those who are classified by the Employer as independent contractors or those on the payroll of others who work for the Employer for a time), including officers, but not including (a) directors who are not otherwise employed by an Employer, (b) employees as classified on an Employer’s payroll as temporary, seasonal, student, or part time, or (c) any employee whose employment is, or becomes, the subject matter of a collective bargaining agreement between employee representatives and the Employer unless such collective bargaining agreement expressly provides that such person is eligible for participation in the Plan. Any individual not treated as an employee for tax reporting of wages by an Employer, who subsequently is reclassified as an employee for tax reporting of wages, shall nonetheless be precluded from participating in the Plan for the period in which originally not classified as an employee. For purposes of this definition, a “temporary” employee is any employee hired for a specific period of time or for the duration of a specific assignment or project; and “student” employee will mean any person hired on a temporary basis while actively enrolled as a full or part-time student in college, university or graduate school.

2.8 “Employer” means the Company and related employers that provide this Plan for their employees by announcing the Plan to employees, provided that all related employers participate subject to the right of the Company to exclude or remove them.

2.9 “Plan Administrator” has the meaning given in Section 5.

2.10 “Termination Date” means the date the Employer reasonably concludes that the Eligible Employee will not perform any more services for the Employer or any entity under common control under Code Sections 414(b) and (c) (but using 50% common control), as an employee or independent contractor, and provided that the Eligible Employee shall not be considered to have separated while on leave with re-employment rights until six months have passed, all in accordance with Treasury Regulations under Section 409A.

2.11 “Year of Service” means the period of an Employee’s employment with the Employer, beginning with the last date of hire with the Employer and ending on the Employee’s Termination Date. Employees will only be credited with full, completed Years of Service. Employees will be credited with service for the Employee’s period of absence on account of military service to the extent required by law.

SECTION 3

PARTICIPATION

3.1 Eligibility. All Employees are eligible to participate in this Plan, if their employment is terminated in a circumstance described in Section 3.2 (an “Eligible Employee”). Benefits will be paid hereunder only if the Eligible Employee timely agrees to the waiver and release of claims and non-compete and/or non-disclosure referenced in Section 3.3.

3.2 Covered Events of Termination. An Employee who reaches a Termination Date on account of termination by the Employer (or at Employee’s election via a voluntary program for reduction in force, that specifically provides for benefits under this Plan) shall be an “Eligible Employee” provided that the Employee:

(a) Has not resigned, even if on account of death, disability, or other inability to work,

(b) Has not failed to accept new employment with the Employer which the Plan Administrator finds comparable to the Employee’s job (in pay, position, and within 50 miles of the prior location to be determined as the shortest distance between two points as measured on a map or “as the crow flies”) prior to the Termination Date,

(c) Has not been terminated for Cause,

(d) In the sole discretion of the Company, has been terminated for (non-Cause) performance reasons or as part of a reduction in force, or in connection with a Change of Control, or

(e) If terminated as a result of an assets divestiture, has not been offered a comparable position at a successor owner of the assets sold by the Company.

3.3 Release Requirement; Return of Property. As a condition of receiving benefits of this Plan, Eligible Employees must execute a Separation Agreement and General Release (which will contain and/or reaffirm the Eligible Employee’s non-compete and/or other post-employment obligations) as prepared by the Employer in its sole discretion from time to time (the “Release”), which Release absolutely extinguishes all past or present claims against the

Employer and its employees, including any claims arising out of employment and separation from employment. No payment of benefits under this Plan will be made until the Release has been signed, and returned by the deadline stated by the Employer and any period for its revocation has expired.

In addition to signing the Release, all Employer equipment or property in the possession of any employee, including but not limited to Employer credit cards, keys, identification badges, security cards, laptop computers, cellular telephones, parking passes and other electronic equipment, must be returned to the Employer and all personal belongings should be removed from each employee’s office or work space no later than seven days after the Employee’s Termination Date. Employees may arrange with the Human Resources Department a mutually convenient time to return Employer property and pick up personal effects.

3.4 Benefits Not Vested. Under no circumstances is any person automatically entitled to a benefit under this Plan. The Employer shall have the sole discretion to determine whether any one or more of the exclusions listed in Section 3.2 apply to an Employee’s termination of employment, and the Employer is not acting as a fiduciary when determining eligibility under the Plan.

SECTION 4

BENEFITS

4.1 Amount of Benefit. An Eligible Employee who meets the conditions set forth in Section 3 shall receive severance benefits (“Severance”) based on his Base Pay in effect on the Termination Date without regard to commissions, overtime or bonus multiplied by the Eligible Employee’s Years of Service, with specific Severance benefits noted as in the following Schedules A, B, C and D.

Schedule A:

For non Change of Control terminations, (excluding terminations related to performance) the following schedule and terms apply:

Level/Role	Cash[1]	Equity
CEO/CFO	2 year Base Pay + 2 year AIP²	Terms and conditions of the applicable plan documents apply.

Other Named and 16b	1 year Base Pay + 1 year AIP[2]

F	1 year Base Pay

E	• 4 weeks Base Pay for every Year of Service • Minimum = 17 weeks of Severance • Maximum = 39 weeks of Severance

D	• 2 weeks Base Pay for every Year of Service • Minimum = 9 weeks of Severance • Maximum = 26 weeks of Severance

C	• 2 weeks Base Pay for every Year of Service • Minimum = 4 weeks of Severance • Maximum = 17 weeks of Severance

B	• 1 week per Year of Service • Minimum = 4 weeks of Severance • Maximum = 12 weeks of Severance

A	• 1 week per Year of Service • Minimum = 4 weeks of Severance • Maximum = 6 weeks of Severance

[1]

Eligible Employees, for the period for which severance is paid, will be able to continue paying the employee rate for medical, dental and vision coverage that the Eligible Employee was enrolled in on the Termination Date, if the Eligible Employee timely elects COBRA coverage. The portion of the COBRA premium that the Employer is paying will be taxable to the Eligible Employee.

[2]

The Annual Incentive Plan bonus (“AIP”) is calculated by averaging the percentage AIP payout for the last two payout periods and the percentage amount for the current year multiplied by the number of years, or fractions thereof, for which the Eligible Employee receives severance pay. For 162(m) impacted individuals, the AIP will be based on current period actual performance, pro-rated for the portion of the current year employed. Payout of any amounts will be completed at the normal payment time under the applicable bonus plan for the year in which termination occurred.

Schedule B:

For Performance-related terminations for those Eligible Employees below who are on a performance improvement plan, and in the sole discretion of the Company as to whether or not the termination is based on performance, the following schedule and terms apply:

Level/Role	Cash[1]	Equity
CEO/CFO Other Named and 16b F E	To be determined in the sole discretion of the Company.	Terms and conditions of the applicable plan documents apply.

D	• Minimum 4 weeks + 1 week per Year of Service • Maximum = 8 weeks of Severance

C	• Minimum 2 weeks + 1 week per Year of Service • Maximum = 6 weeks of Severance

A and B	• Minimum 1 week per Year of Service • Maximum = 4 weeks of Severance

[1]

Eligible Employees, for the period for which severance is paid, will be able to continue paying the employee rate for medical, dental and vision coverage that the Eligible Employee was enrolled in on the Termination Date, if the Eligible Employee timely elects COBRA coverage. The portion of the COBRA premium that the Employer is paying will be taxable to the Eligible Employee.

Schedule C:

Terminations that occur within two years of a Change of Control, as defined in Section 2.3, will be protected by this Plan.

For a Change of Control termination, the following schedule and terms apply:

Level/Role	Cash[1]	Equity
All AIP Eligibles (except for CEO/CFO and other named and 16b)	Pro-rated annual incentive (as described in the Annual Incentive Plan) for the year in which the Termination Date occurs. Will be paid personal goals at target with actual EPS results. Payout of any amounts will be completed at the normal payment time under the applicable bonus plan for the year in which termination occurred.	Not Applicable

CEO/CFO	3 year Base Pay + 3 year AIP[2]	Terms and conditions of the applicable plan documents apply.

Other Named and 16b	2 year Base Pay + 2 year AIP[2], 3

F	1 year Base Pay[3]

E	• 4 weeks Base Pay per Year of Service[3] • Minimum = 17 weeks of Severance • Maximum = 39 weeks of Severance

D	• 4 weeks Base Pay per Year of Service first 3 yrs; then 2 weeks per Year of Service³ • Minimum = 9 weeks of Severance • Maximum = 26 weeks of Severance

[1]

Eligible Employees, for the period for which severance is paid, will be able to continue paying the employee rate for medical, dental and vision coverage that the Eligible Employee was enrolled in on the Termination Date, if the Eligible Employee timely elects COBRA coverage. The portion of the COBRA premium that the Employer is paying will be taxable to the Eligible Employee.

[2]

The Annual Incentive Plan bonus (“AIP”) is calculated by averaging the percentage AIP payout for the last two payout periods and the percentage amount for the current year multiplied by the number of years, or fractions thereof, for which the Eligible Employee receives severance pay. For 162(m) impacted individuals, the AIP will be based on current period actual performance, pro-rated for the portion of the current year employed. Payout of any amounts will be completed at the normal payment time under the applicable bonus plan for the year in which termination occurred.

[3]	For Eligible Employees in level/role A through F, add four additional weeks if age 40 or over as of the Termination Date.

C	• 4 weeks Base Pay per Year of Service first 3 years; then 2 weeks per Year of Service[3] • Minimum = 4 weeks of Severance • Maximum = 16 weeks of Severance

B	• 4 weeks Base Pay per Year of Service first 3 years, then 1 week per Year of Service[3] • Minimum = 4 weeks of Severance • Maximum = 12 weeks of Severance

A	• 4 weeks Base Pay per Year of Service first 3 years, then 1 week Base Pay per Year of Service[3] • Minimum = 4 weeks of Severance • Maximum = 12 weeks of Severance

Refer to footnotes located at the bottom of the previous page.

Schedule D:

For all of the above terminations noted in Schedules A, B, and C, the following schedule applies as to the amount of outplacement services offered for each level:

Level	Service
A	Two day workshop

B	Three day workshop

C	One month program

D	Three month program*

E and above	Three month program*

*	Maximum = $20,000 per Eligible Employee; service must be commenced within 90 days of Termination Date. Services must be obtained, unless specifically noted otherwise in the Plan, through an approved vendor of the Company and all provided by the end of the year after the year of termination.

4.2 Limitations of Benefits: This Plan is in lieu of any other plan or program and not in addition to any amounts due under any other plan, program or agreement between the Employer and an Employee providing for continuation of pay or other benefits beyond active employment. The benefits payable hereunder will be reduced dollar for dollar for any amounts payable under any other such arrangement.

Other arrangements may, however, reference this Plan with regard to the time and process for payment of severance benefits.

4.3 Payment of Benefits. Severance Pay will commence at the first regular payroll period at least seven days after the delivery of the executed Release, provided the Release has not been revoked by that date. The benefits under this Plan shall be paid in a lump sum for Eligible Employees at or below level/role D, and for those separating at or above level/role E, one half at least eight days after delivery of the Release and one half six months after the Termination Date. Any payments to an individual who is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A)) on his or her Termination Date and to the extent that any amounts payable or other benefits receivable pursuant to this Plan provide for a “deferral of compensation” within the meaning of Section 409A, then, notwithstanding anything to the contrary in this Plan, such payments or benefits will be provided, to the extent necessary to comply with Section 409A, no earlier than the first business day following the six-month anniversary of the Termination Date. Any payment under this Plan shall be net of (i) any outstanding loans, debts, travel advances, or charges for Company property that has not been turned in by the date payment begins (provided that this reimbursement right shall apply only to payments that are exempt or otherwise not deferred compensation subject to 409A), and (ii) by any tax withholding or other payroll deductions authorized by the Employee or required by law. Payment of benefits will continue for the scheduled period beyond death of an Eligible Employee, to the surviving spouse, if any, and if none, to the Eligible Employee’s estate. With respect to benefits that are considered deferred compensation not otherwise exempt from Section 409A, the executed Release must be received and the first benefit payment made no later than 74 days after the Termination Date, subject to the six month delay for specified employees.

If the present value of all payments, benefits, and accelerated vesting of benefits or awards that were received pursuant to this Plan or otherwise from the Company constitutes a “parachute payment” as defined in Section 280G(b)(2) of the Internal Revenue Code, and such parachute payment exceeds the limitation under Section 280G (i.e. three times the base amount, (as defined in Section 280G(b)(3)) by more than 15 percent, the Eligible Employee also will receive an amount equal to the excise tax imposed under Section 4999 of the Code, including any interest or penalties with respect to such excise tax, which amount will be grossed-up to cover the taxes applicable to such payments, excluding any income taxes and penalties imposed pursuant to Section 409A of the Code. Such amount will be paid at the same time the benefits payable in cash under this Plan are paid, but in no event later than the year next following the year in which such excise taxes are remitted to the taxing authority. Notwithstanding the previous sentence, if the present value of all payments, benefits, and accelerated vesting of benefits or awards that are received pursuant to this Plan or otherwise from the Company constitutes a “parachute payment” as defined in Section 280G(b)(2) and such parachute payment does not exceed the limitation under Section 280G by more than 15%, the amount of the cash payment entitled to be received under the terms of this Plan will be reduced to an amount that does not exceed the Section 280G limitation (but not below zero).

4.4 Funding. The Employer will pay benefits from its general assets. No specific amount shall be set aside in advance for this purpose. Eligible Employees shall be unsecured general creditors of the Employer for purposes of benefits due hereunder.

4.5 Termination of Benefits. Notwithstanding anything contained herein to the contrary, if an Employee is rehired by Employer in a position commensurate with Employee’s experience and training, such Employee’s benefit shall cease as of his date of rehire and no further benefits shall be owed under the Plan. If the Employer reasonably determines that an Employee is violating the terms of any confidentiality, invention assignment, or noncompete, or other obligation to which the Employee is otherwise subject, the Employer may cease future payments to be made hereunder.

SECTION 5

ADMINISTRATION

5.1 Administrator and Named Fiduciary. The Company may appoint a committee, that shall be known as the “Administrative Committee” to carry out the Plan Administrator’s responsibilities under this Plan, and the term “Plan Administrator” as used in this Plan shall mean the Administrative Committee. If the Company does not appoint an Administrative Committee, the Company shall be the Administrator for all purposes. The Plan Administrator shall have authority to control and manage the operation and administration of this Plan. The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan.

5.2 Plan Information. Benefit claims and questions regarding the Plan and the administration of the Plan should be addressed to:

Plan Administrator – Severance Pay Plan

Convergys Corporation

201 East Fourth Street

Cincinnati, Ohio 45202

with a copy to the Company’s General Counsel at the same address. The Company’s telephone number is (513) 723-7000. The Company’s General Counsel is the agent for service of legal process on the Plan. The Company’s Employer Identification Number is 31-1598292 The plan number for this Plan is 506. The Plan is a Severance Pay Plan with a calendar Plan Year.

5.3 Administrative Discretion. The Administrator shall have the discretion to make findings of fact needed in the administration of the Plan and shall have the discretion to interpret or construe any ambiguous, unclear or implied terms in any fashion it, in its sole discretion, deems appropriate.

SECTION 6

CLAIMS PROCEDURES

6.1 Filing a Claim. If an Employee is denied benefits under the Plan, he or she may file a written claim for benefits with the Claims Administrator designated by the Plan Administrator in accordance with the procedures established by the Plan Administrator.

6.2 Denial of Claim. If an Employee’s claim for benefits is wholly or partially denied by the Claims Administrator, a written or e-mail notice of such decision shall be furnished by the Claims Administrator to the claimant within 90 days of receipt of the claim unless special circumstances require an extension of time for processing the claim (but the extension may not be for more than an additional 90 days) and shall set forth:

(a) The specific reason or reasons for denial;

(b) A reference to pertinent Plan provisions on which the denial is based;

(c) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of the claims review procedure set forth in this Section; and

(d) The steps the claimant can take to ask for a review of the decision, the deadline for the request, and the claimant’s right to bring a civil action under ERISA if the claim is denied on review.

If notice of denial of the claim is not furnished within a reasonable period of time, the claim shall be deemed denied. If circumstances necessitate an extension of the 90 day period for decision on a claim, the Claims Administrator will notify the claimant before the end of the initial 90-day period of the extension and when a decision is expected.

6.3 Claims Review Procedure. If an Employee who has been denied a claim files, within 60 days after its receipt of such denial, a written request for review, setting forth the alleged reasons why his or her claim was improperly denied, the Plan Administrator shall fully and fairly review such decision and advise the claimant in writing of its decision and the reasons therefor within 60 days after the Plan Administrator receives such request for review. The claimant may also request in writing reasonable access to or copies of the legal Plan text and all other documents, records and other information relevant to the claim for benefits. Such access or copies will be provided upon request and free of charge. The review of a denied claim will take into account all comments, documents, records and other information submitted by the claimant related to the claim, even if that information was submitted after the initial claim denial. In connection with such review, the claimant shall have the right to have representation.

In the event of special circumstances, the time for response may be delayed for an additional period of up to 60 days, but written notice thereof must be given to the claimant within the initial 60 day period of the special circumstances and the date the claimant may expect to receive a decision on appeal. The decision on appeal will contain:

(a) Specific reasons for the denial;

(b) Specific references to the Plan provisions on which the denial is based;

(c) A statement that the claimant will be provided with, upon reasonable request, reasonable access to, and copies of, all documents, records and other information relevant to the claim; and

(d) A statement of the claimant’s right to bring a civil action for benefits.

6.4 Judicial Review. Decision on a claim on appeal is final and binding on the Plan and on the Eligible Employee unless a court having appropriate jurisdiction finds that the decision was arbitrary and capricious, based on the record prepared during the Plan’s claims review process. The Employer and any person acting in a fiduciary capacity at the direction of the Employer shall have the maximum legal discretion to make decisions concerning the operation and administration of the Plan including, but not limited to, the provision or denial of benefits.

SECTION 7

AMENDMENT AND TERMINATION OF PLAN

7.1 Employer’s Right to Amend or Terminate. The Employer reserves the right to amend or terminate this Plan at any time, in whole or in part, to apply to any Eligible Employee not terminated at that date. However, no amendment or termination of this Plan shall take place within 180 calendar days of a Change of Control.

7.2 Effective Date of Amendment or Termination. Any amendment, discontinuance or termination shall be effective as of the date determined by the Employer, but not retroactively.

7.3 Actions by Employer. Any action required by the Employer under this Section 7 may be by resolution of its board of directors or its committee, or by any officer or other person with authorization from the board of directors or its committee. The Senior Vice President for Human Resources will review any exceptions to the provisions of this Plan with the Compensation and Benefits Committee.

SECTION 8

ADDITIONAL RIGHTS UNDER THE PLAN

An Eligible Employee in the Plan is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”). ERISA provides that all Plan Eligible Employees shall be entitled to:

(a)	Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.

(b)	Obtain, upon written request to the Plan administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 series) and updated summary plan description. The administrator may make a reasonable charge for the copies.

(c)	Receive a summary of the Plan’s annual financial report. The Plan administrator is required by law to furnish each Eligible Employee with a copy of the summary annual report.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that plan fiduciaries misuse the Plan’s money or you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

SECTION 9

GENERAL PROVISIONS

9.1 Not an Employment Contract. Neither this Plan nor any action taken with respect to it shall confer upon any person the right to continued employment with the Employer.

9.2 Other Employee Benefit Plans. The provisions of this Plan shall be construed and applied independently of any other benefit plan the Employer may provide to Employees. Benefits received under this Plan will not be counted as wages or compensation for pension or other retirement benefits of the Employer.

9.3 Inability to Locate Payee. If the Plan Administrator is unable to make payments to any Employee or other person to whom a payment may be due under the Plan because he or she cannot ascertain the identity or whereabouts of such Employee or other person after reasonable efforts have been made to identify or locate such person (including a notice of the payment so due mailed to the last know address of such Employee or other person as shown on the records of the Employer), any obligation the Employer may have had under this Plan will cease six months after the Employee’s Termination Date.

9.4 Requirement for Proper Forms. All communications in connection with the Plan made by an Eligible Employee shall become effective only when duly executed on any forms as may be required and furnished by, and filed with, the Plan Administrator.

9.5 Non-Assignability. This Plan, and the rights, interest and Benefits receivable under it shall not be assigned, transferred, pledged, sold, conveyed or encumbered in any way by the Eligible Employee and shall not be subject to execution, attachment or similar process. Any attempted sale, conveyance, transfer, assignment, pledge or encumbrance of any rights, interest or benefit receivable under this Plan, contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

9.6 Gender or Number. Masculine pronouns include the feminine as well as the neuter genders, and the singular shall include the plural, unless indicated otherwise by the context.

9.7 Headings. The Section headings contained herein are for convenience of reference only, and shall not be construed as defining or limiting the matter contained thereunder.

9.8 Governing Law. To the extent this Plan is not governed by federal law, the provisions of this Plan shall be construed and applied in accordance with the laws of the State of Ohio.

9.9 Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included in the Plan.

9.10 Application of Internal Revenue Code Section 409A. It is intended that the payments and benefits provided under the Plan will be exempt from the applications of, or comply with, the requirements of 409A. This Plan will be construed, administered, and governed in a manner that affects such intent to the greatest extent possible, and neither the Company nor its successor will take any action that would be inconsistent with such intent.